Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197634

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated September 19, 2014)

7,758,321 Shares of Common Stock

ECO-STIM ENERGY SOLUTIONS, INC.

This Prospectus Supplement No. 1 supplements the prospectus dated September 19, 2014 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-197634). The Prospectus and this prospectus supplement relate to resale of up to 7,758,321 shares of common stock of Eco-Stim Energy Solutions, Inc. (“we” or the “Company”), par value $0.001 per share, by the selling stockholders identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to:

(1)	include in the Prospectus the information contained in the attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on October 16, 2014;

(2)	update certain information in the “Selling Stockholders” section included in the Prospectus as of October 16, 2014; and

(3)	update certain information in the “Security Ownership of Certain Beneficial Owners and Management” section included in the Prospectus as of October 16, 2014.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2014.

PROSPECTUS SUPPLEMENT

Form 8-K

On October 16, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Updated selling stockholders information

The section captioned “Selling Stockholders” contained on pages 59-65 of the Prospectus is hereby amended and restated in its entirety to read as follows:

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of our shares set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in our shares other than through a public sale.

Certain selling stockholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that each selling stockholder may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-1 with respect to the resale of the shares from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of October 16, 2014 through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentages of ownership are based on 5,705,773 shares of common stock outstanding as of October 16, 2014.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Shares Beneficially Owned After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Selling Stockholder	Numbers of Shares of Common Stock Beneficially Owned prior to Offering	Maximum Number of Shares of Common Stock to be Offered	Numbers of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

ACM EMERGING MARKETS MASTER FUND I LP (1)	3,310,648	3,310,648	-	-
BJARTE BRUHEIM (2)	439,028	379,210	59,818	1.05%
Trek Partners III LLC (3)(4)	342,857	342,857	-	-
Jon Christopher Boswell & Elizabeth A Boswell Jt Wros (3)(5)	202,143	202,143	-	-
McKinney Investment Partners (3)(6)	177,814	177,814	-	-
Freebird Partners LP (7)	175,000	175,000	-	-
Steven Webster (3)	171,429	171,429	-	-
Robert Cabes (3)	150,000	150,000	-	-
Jon Christopher Boswell (8)	147,543	54,995	92,548	1.62%
BJARTE BRUHEIM & ELISABETH BRUHEIM JT WROS (3)(9)	146,429	146,429	-	-
Mark A Stevenson (10)	142,694	131,096	11,598	*
MORO AS (11)(12)	138,000	138,000	-	-
Rome AS CO (13)	122,995	120,495	2,500	*
ARVE NYHUS (14)	113,000	113,000	-	-
ARVID ENGEBRETSEN (15)	110,000	110,000	-	-
Impact Engineering, AS (16)	100,000	100,000	-	-
OPDC I LP (3)(17)	100,000	100,000	-	-
P2 Capital LLC (3)(18)	100,000	100,000	-	-
LINDEN GROWTH PARTNERS LP (19)(20)	83,000	83,000	-	-
Eamon J Flynn (21)	81,143	81,143	-	-
McAfee Capital LLC (3)(22)	80,721	80,721	-	-
Carlos Alberto Fernandez (3)(23)	77,143	77,143	-	-
Alexander Nickolatos & Beth Nickolatos Jt Wros (24)	71,598	50,000	21,598	*
NAVITAS CAPITAL LLC (25)	66,667	66,667	-	-
TRh AS (3)(61)	63,847	63,847	-	-
Carlos Fernandez (26)	60,168	32,850	27,318	*
Cagan McAfee Capital Partners LLC (3)(27)	60,000	60,000	-	-
BOBBY CHAPMAN (28)	50,000	25,000	25,000	*
Michael Brown TTEE UA DTD 06/30/2000 Michael C Brown Trust (19)(29)	50,000	50,000	-	-
Todd Waltz (30)	50,000	50,000	-	-
Bjørnulf AS (3)(62)	47,886	47,886	-	-
HATIDA AS (3)(31)	47,885	47,885	-	-
AJEA INVEST AS (3)(63)	44,693	44,693	-	-
Arcadia Holdings LLC (19)(32)	42,000	42,000	-	-
Sunnmøre Gods Holding AS (19)(33)	41,700	41,700	-	-
Norterm A/S (19)(34)	41,667	41,667	-	-
Park Capital Management LLC (35)	29,167	29,167	-	-
ERIK NORDBRENDEN (11)	28,000	28,000	-	-
Cesar F Herrera Sisniega (36)	25,000	25,000	-	-
Daniel D Hawk (19)	25,000	25,000	-	-
Michael Peterson (3)	25,000	25,000	-	-
MOUGINS CAPITAL (3)(37)	25,000	25,000	-	-
Craig Murrin (38)	22,064	7,583	14,481	*
Robert L Cabes Jr (3)	21,429	21,429	-	-
BATAVIA EMPORIA TRUST UA DTD 4/20/2005 (39)(40)	20,834	20,834	-	-
Steven Arnold & Tammy Arnold Jt Wros (19)	20,000	20,000	-	-
Inge Olsen (41)	18,455	17,143	1,312	*
Craig Murrin & Joan V Murrin JTWROS (3)(42)	17,500	17,500	-	-
Michael Ogrizovich & Sonja Ogrizovich Jt Wros (19)	17,000	17,000	-	-
MICHAEL WATZKY (11)	17,000	17,000	-	-
Sheffick Enterprises LLC (19)(43)	17,000	17,000	-	-
BRADLEY N ROTTER (39)	16,667	16,667	-	-
MICHAEL L PETERSON & SHELLEY P PETERSON TTEES PETERSON FAMILY TRUST DTD 08/16/00 (39)(44)	16,667	16,667	-	-
Thomas Bridges TTEE UA DTD 08/24 /2006 Thomas S Bridges Revocable Trust (19)(45)	16,667	16,667	-	-
WADI Petroleum Inc (19)(46)	16,667	16,667	-	-
CYRUS LOWE (11)	16,666	16,666	-	-
Allen Gabrysch (3)(47)	16,446	16,446	-	-
Robert S. Kaiser REV LV TR DTD 09-24-1992, as Amended (19)(48)	16,000	16,000	-	-
Christopher A Krummel (49)	15,575	11,763	3,812	*
Charles H Blumentritt (3)(50)	15,000	15,000	-	-
David Gross (19)	15,000	15,000	-	-
James Bizoukas (3)	15,000	15,000	-	-
Thomas E Hardisty & Laura E Hardistry Ten Com (3)(51)	15,000	15,000	-	-
GFSIII Investments LLC (19)(52)	13,000	13,000	-	-
Thomas Hardisty (53)	12,697	6,385	6,312	*
BRIAN HEFTY (3)(54)	11,763	11,763	-	-
JEFF FREEDMAN (55)	15,000	10,000	5,000	*
Ahmad Nezafati-Azar & Jean Nezafati-Azar Jt Wros (3)	10,000	10,000	-	-
Don Dumont (19)	10,000	10,000	-	-
Joseph Schwartz & Marla Schwartz Jt Wros (19)	10,000	10,000	-	-
MARSHALL WOLF (11)	10,000	10,000	-	-
NATALIE PACKER (11)	10,000	10,000	-	-
Gus Angelopoulos & George Angelopoulos Jt Wros (19)	9,000	9,000	-	-
Joshua Halpern & Fred Halpern Jt Wros (19)	9,000	9,000	-	-
Ramin J Azar (19)	9,000	9,000	-	-
Susan Richards & Timothy Richards Jt Wros (19)	9,000	9,000	-	-
ELIZABETH ROSE (39)	8,417	8,417	-	-
EUGENE RYESON IRREVOCABLE TRUST DTD FEBRUARY 26, 1987 (39)(56)	8,334	8,334	-	-
GITA IYER (39)	8,334	8,334	-	-
JAMES WOLFENBARGER (39)	8,334	8,334	-	-
MICHAEL TODD BUCHANAN (39)	8,334	8,334	-	-
NTC & CO FBO PHILIP KRANENBURG (39)(57)	8,334	8,334	-	-
Sprig Resources Inc (19)(58)	8,333	8,333	-	-
ALEKSANDER SZEWCZYK (11)	8,000	8,000	-	-
Mirko Marich & Karen Marich Jt Wros (19)	7,000	7,000	-	-
BARRY ROOTH (19)	5,000	5,000	-	-
Charles Osearo (19)	5,000	5,000	-	-
David Garfin (19)	5,000	5,000	-	-
Joseph G Ingoglia (19)	5,000	5,000	-	-
Perry Theodoros (19)	5,000	5,000	-	-
Timothy L Drumhiller (19)	5,000	5,000	-	-
JAVIER RIVERA (59)	4,950	1,200	3,750	*
JOHN KINNEY (39)	4,168	4,168	-	-
MORGAN STANLEY SMITH BARNEY (39)(60)	4,167	4,167	-	-
MICHAEL KIRKSEY (11)	3,334	3,334	-	-
Manuel Mangrobang (3)	2,000	2,000	-	-
SERGIO JOSE ROMAN (11)	1,700	1,700	-	-
JOSEPH C BAKER JR (11)	1,667	1,667	-	-
TOTAL		7,758,321

*	Indicates less than 1%.

(1)	Includes 1,333,333 shares of common stock issued to ACM in connection with its exercise of the Option; and 1,977,314 shares of common stock issuable upon conversion of the Convertible Note. Voting and dispositive power over the securities owned by ACM is held by John Yonemoto, Gregory B. Bowes, Pieter Wernink, Serdar Saginda, James O’Brien and Michael Warren, who serve on the Investment Committee of Albright Capital Management LLC, the general partner of ACM.

(2)	Includes 379,210 shares of common stock acquired prior to December 2013 as equity interest in FRI and 59,818 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Bjarte Bruheim is Executive Chairman of the Company and a shareholder of Geo-Texture. Mr. Bruheim served as chairman of the board of FRI and FRIBVI.

(3)	Beneficial ownership acquired prior to December 2013 as equity interest in FRI.

(4)	Voting and dispositive power over securities owned by Trek Partners III is held by Phillip Curry, Jennifer Curry, William S. O’Donnell, Sr., William S. O’Donnell, Jr., Suzanne O’Donnell, Audrey O’Donnell, Walter O’Donnell, Walter T. Burke, Kenneth O’Donnell, Jr. and Tobin O’Donnell.

(5)	Jon Christopher Boswell is a director, President and Chief Executive Officer of the Company. Mr. Boswell served as a director, President and Chief Executive Officer of FRI and FRIBVI.

(6)	Voting and dispositive power over securities owned by McKinney Investment Partners is held by Sydney Wil VanLoh, Jr.

(7)	Includes 125,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 50,000 shares of common stock acquired in July 2014 as part of the Company’s private placement. Curtis W. Huff has sole voting and dispositive power over the securities held by Freebird Partners LP.

(8)	Includes 54,995 shares of common stock acquired prior to December 2013 as equity interest in FRI and 92,548 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Jon Christopher Boswell is a director, President and Chief Executive Officer of the Company. Mr. Boswell served as a director, President and Chief Executive Officer of FRI and FRIBVI.

(9)	Bjarte Bruheim is Executive Chairman of the Company and a shareholder of Geo-Texture. Mr. Bruheim served as chairman of the board of FRI and FRIBVI.

(10)	Includes 127,596 shares of common stock acquired prior to December 2013 as equity interest in FRI, 3,500 shares of common stock acquired in July 2014 as part of the Company’s private placement and 11,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Mark Stevenson served as Vice President of FRIBVI.

(11)	Beneficial ownership acquired in July 2014 as part of the Company’s private placement.

(12)	Voting and dispositive power over securities owned by Moro AS is held by Kristin Mortensen and Roar Mortensen.

(13)	Includes 120,495 shares of common stock acquired prior to December 2013 as equity interest in FRI and 2,500 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Voting and dispositive power of the securities owned by Rome AS, Co is held by Jogeir Romestrand. Mr. Romestrand is a director of the Company.

(14)	Includes 85,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 28,000 shares of common stock acquired in July 2014 as part of the Company’s private placement.

(15)	Includes 70,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 40,000 shares of common stock acquired in July 2014 as part of the Company’s private placement.

(16)	Voting and dispositive power over securities owned by IMPACT ENGINEERING, AS is held by Rome AS, Hatida AS, Bjarte Henry Bruheim, Trh AS, Bjørnulf AS, Aurcol AS, Høgnabben AS, and Primary Mar Ltd. Mr. Jogeir Romestrand, a director of Impact Engineering, AS and the Company, holds voting and dispositive power over securities owned by Rome AS. Mr. Idar Hatloy, Chairman of Impact Engineering, AS, holds voting and dispositive power over securities owned by Hatida AS. Mr. Bjarte Henry Bruheim is Executive Chairman of the Company and a shareholder of Geo-Texture. Mr. Bruheim also served as chairman of the board of FRI and FRIBVI. Mr. Tore Rodal, a director of Impact Engineering, AS, holds voting and dispositive power over securities owned by Trh AS. Mr. Asbjorn Hasund holds voting and dispositive power over securities owned by Bjørnulf AS. Mr. Ole Reinhart Noto holds voting and dispositive power over securities owned by Høgnabben AS.

(17)	Voting and dispositive power over securities owned by OPDC I LP is held by Eric McAfee. Mr. McAfee served as sole director, President and CEO of NEV.

(18)	Voting and dispositive power over securities owned by P2 Capital LLC is held by Marguerite McAfee, Elizabeth McAfee and Jennifer McAfee.

(19)	Beneficial ownership acquired in October and November 2013 as part of FRI’s private placement.

(20)	Voting and dispositive power over securities owned by Linden Growth Partners LP is held by Paul J. Coviello.

(21)	Includes 77,643 shares of common stock acquired prior to December 2013 as equity interest in FRI and 3,500 shares of common stock acquired upon exercise of vested options. Eamon Flynn serviced as Vice President of FRI and FRIBVI.

(22)	Voting and dispositive power over securities owned by McAfee Capital LLC is held by Eric McAfee. Mr. McAfee served as sole director, President and CEO of NEV.

(23)	Carlos Fernandez is director, Executive Vice President-Global Business Development and General Manager-Latin America of the Company. Mr. Fernandez was a director of FRI and FRIBVI.

(24)	Includes 50,000 shares of common stock acquired prior to December 2013 as equity interest in FRI and 21,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Alexander Nickolatos is the Chief Financial Officer and Assistant Secretary of the Company. Mr. Nickolatos served as Controller of FRI and FRIBVI.

(25)	Includes 16,667 shares of common stock acquired prior to December 2013 as equity interest in Vision and 50,000 shares of common stock acquired prior to December 2013 as equity interest in FRI. Park Capital Management LLC holds voting and dispositive power over the securities owned by Navitas Capital LLC as its managing member. Mr. Adam McAfee holds voting and dispositive power over securities owned and managed by Park Capital Management LLC.

(26)	Includes 32,850 shares of common stock acquired prior to December 2013 as equity interest in FRI and 27,318 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Carlos Fernandez is director, Executive Vice President-Global Business Development and General Manager-Latin America of the Company. Mr. Fernandez was a director of FRI and FRIBVI.

(27)	Voting and dispositive power over securities owned by Cagan McAfee Capital Partners LLC is held by Eric McAfee and Laird Cagan. Mr. McAfee served as sole director, President and CEO of NEV.

(28)	Includes 25,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 25,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Bobby Chapman is Chief Operating Officer of the Company.

(29)	Voting and dispositive power over securities owned by Michael C Brown Trust is held by Michael Brown.

(30)	Todd Waltz served as director, President and Chief Executive Officer of the Company.

(31)	Voting and dispositive power over securities owned by HATIDA AS is held by Idar Hatloy. Idar Hatloy is Chairman of Impact Engineering, AS.

(32)	Voting and dispositive power over securities owned by Arcadia Holdings, LLC is held by George Skestos.

(33)	Voting and dispositive power over securities owned by Sunnmøre Gods Holding AS is held by Ole-Reinhart Notø, Stein Notø, Leif Otto Nesseth and Harald Bjørlykkehave.

(34)	Voting and dispositive power over securities owned by Norterm A/S is held by Gro Sveinsvoll, Ann Kristin Sveinsvoll, Trond Sveinsvoll and Gunn Sveinsvoll.

(35)	Includes 4,167 shares of common stock acquired prior to December 2013 as equity interest in Vision and 25,000 shares of common stock acquired prior to December 2013 as equity interest in FRI. Voting and dispositive power over securities owned by Park Capital Management LLC is held by Adam McAfee.

(36)	Includes 8,333 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 16,667 shares of common stock acquired in July 2014 as part of the Company’s private placement.

(37)	Voting and dispositive power over securities owned by Mougins Capital is held by Paul Schoeder. Mr. Schoeder served as Secretary and Treasurer of NEV and FRI.

(38)	Includes 7,583 shares of common stock acquired prior to December 2013 as equity interest in FRI and 14,481 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Craig Murrin is Secretary and General Counsel of the Company. Mr. Murrin was one of the founders of FRIBVI and served as advisor to FRI and FRIBVI.

(39)	Beneficial ownership acquired prior to December 2013 as equity interest in Vision.

(40)	Voting and dispositive power over securities owned by BATAVIA EMPORIA TRUST UA DTD 4/20/2005 is held by Blair Krueger.

(41)	Includes 17,143 shares of common stock acquired prior to December 2013 as equity interest in FRI and 1,312 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Inge Olsen was an affiliate and served as an advisor of FRI and FRIBVI.

(42)	Craig Murrin is Secretary and General Counsel of the Company. Mr. Murrin was one of the founders of FRIBVI and served as advisor to FRI and FRIBVI.

(43)	Voting and dispositive power over securities owned by Sheffick Enterprises LLC is held by Michael Azar, John S. Moroun and Barbara Cleek.

(44)	Voting and dispositive power over securities owned by MICHAEL L PETERSON & SHELLEY P PETERSON TTEES PETERSON FAMILY TRUST DTD 08/16/00 is held by Michael Peterson and Shelley Peterson.

(45)	Voting and dispositive power over securities owned by Thomas S Bridges Revocable Trust is held by Thomas S. Bridges.

(46)	Voting and dispositive power over securities owned by WADI Petroleum Inc is held by Bruce Dice, Kevin Dice and Kirk Dice.

(47)	Allen Gabrysch served as Vice President - Chemicals of FRI and FRIBVI.

(48)	Voting and dispositive power over securities owned by ROBERT S. KAISER REV LV TR DTD 09-24-1992, AS AMENDED is held by Robert S. Kaiser.

(49)	Includes 11,763 shares of common stock acquired prior to December 2013 as equity interest in FRI and 3,812 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Christopher Krummel is a director of the Company and a member of our Audit Committee. Mr. Krummel was a consultant to FRI and FRIBVI.

(50)	Charles Blumentritt is a consultant of the Company and Geo-Texture. Mr. Blumentritt was a consultant of FRI and FRIBVI.

(51)	Thomas Hardisty served as director of the Company and as advisor of FRI and FRIBVI.

(52)	Voting and dispositive power over securities owned by GFSIII Investments LLC is held by Guy F. Stovall, III.

(53)	Includes 6,385 shares of common stock acquired prior to December 2013 as equity interest in FRI and 6,312 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Thomas Hardisty served as director of the Company and as advisor of FRI and FRIBVI.

(54)	Brian Hefty was a member of the advisory board of FRI.

(55)	Includes 10,000 shares of common stock acquired in July 2014 as part of the Company’s private placement and 5,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

(56)	Voting and dispositive power over securities owned by EUGENE RYESON IRREVOCABLE TRUST DTD FEBRUARY 26, 1987 is held by Eugene Ryesong.

(57)	Voting and dispositive power over securities owned by NTC & CO FBO PHILIP KRANENBURG is held by Philip Kranenburg.

(58)	Voting and dispositive power over securities owned by Sprig Resources Inc is held by Roger A. Soape and C. Frank Robinson.

(59)	Includes 1,200 shares of common stock acquired in July 2014 as part of the Company’s private placement and 3,750 restricted shares that are vested or will vest within 60 days of October 16, 2014.

(60)	Voting and dispositive power over securities owned by MORGAN STANLEY SMITH BARNEY is held by Todd Waltz. Todd Waltz served as director, President and Chief Executive Officer of the Company.

(61)	Voting and dispositive power over securities owned by TRH AS is held by Tore Rodal.

(62)	Voting and dispositive power over securities owned by BJØRNULF AS is held by Asborn Hasund.

(63)	Voting and dispositive power over securities owned by AJEA INVEST AS is held by Asborn Solevaagseide.

Security Ownership of Certain Beneficial Owners and Management

The section captioned “Security Ownership of Certain Beneficial Owners and Management” contained on page 67 of the Prospectus is hereby amended and restated in its entirety to read as follows:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At October 16, 2014, we had 5,705,773 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of October 16, 2014 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors;
●	each of our named executive officers; and
●	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX 77043. The percentages in the table are computed using a denominator of [8,120,635] shares of common stock outstanding, consisting of 5,705,773 shares of outstanding common stock plus [2,414,862] shares of common stock issuable upon the exercise of all outstanding options, warrants, rights or conversion privileges which are exercisable within 60 days of October 16, 2014. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner (1)	Number of Shares		Percentage of Class
5% Stockholders:
ACM Emerging Markets Master Fund I, L.P.	3,310,648(	2)	40.77%
Trek Partners III (3)	342,857		4.22%
Directors and Executive Officers:
Bjarte Bruheim	585,457(	4)	7.21%
Executive Chairman
Jon Christopher Boswell	349,686(	5)	4.31%
Director, President and Chief Executive Officer
Carlos Fernandez Director, Executive Vice President-Corporate Business Development and General Manager Latin America	137,311(	6)	1.69%
Rome AS, Co	125,495(	7)	1.55%
Alexander Nickolatos	71,598(	8)	*
Chief Financial Officer and Assistant Secretary
Bobby Chapman	75,000(	9)	*
Chief Operating Officer
Christopher Krummel	15,575(	10)	*
Director
Total	5,013,627		61.74%
All executive officers and directors as a group (4 executive officers and 8 directors)	1,360,122		16.75%

*	indicates less than 1%.

(1)	Unless otherwise specified the address of each stockholder is 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043.

(2)	Includes 1,977,314 shares of common stock issuable upon conversion of the Convertible Note. Voting and dispositive power over the securities owned by ACM is held by John Yonemoto, Gregory B. Bowes, Pieter Wernink, Serdar Saginda, James O’Brien and Michael Warren, who serve on the Investment Committee of Albright Capital Management LLC, the general partner of ACM.

(3)	The address of Trek Partners III is 7500 San Felipe, Suite 1600 Houston, TX 77063. Voting and dispositive power over securities owned by Trek Partners III is held by Phillip Curry, Jennifer Curry, William S. O’Donnell, Sr., William S. O’Donnell, Jr., Suzanne O’Donnell, Audrey O’Donnell, Walter O’Donnell, Walter T. Burke, Kenneth O’Donnell, Jr. and Tobin O’Donnell.

(4)	Includes 59,818 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

(5)	Includes 92,548 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

(6)	Includes 27,318 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

(7)	Includes 5,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014. Voting and dispositive power over the securities owned by Rome AS, Co is held by Jogeir Romestrand. Mr. Romestrand is a director of the Company.

(8)	Includes 21,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

(9)	Includes 50,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

(10)	Includes 3,812 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of October 16, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

QM Purchase Order

On October 10, 2014, a subsidiary of Eco-Stim Energy Solutions, Inc. (the “Company”) entered into a purchase order (the “Purchase Order”) with QM Equipment SA for the purchase of well stimulation equipment for a total purchase price of approximately $8,743,245.

The foregoing description is a summary of the Purchase Order, does not purport to be complete and is qualified in their entirety by reference to the Purchase Order, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

GBCI Purchase Agreement

On October 10, 2014, the Company entered into an equipment purchase agreement (the “Purchase Agreement”) with Gordon Brothers Commercial & Industrial, LLC for the purchase of certain turbine powered pressure pumping equipment for a total purchase price of approximately $6,500,000, a portion of which is being financed. The total amount financed, including any accrued interest, will become due and payable in full on April 1, 2015.

The foregoing description is a summary of the Purchase Agreement, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: October 16, 2014

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